Exhibit 99.1
BOB EVANS ANNOUNCES FIRST-QUARTER RESULTS
Net income increases 17 percent, driven by restaurant margin improvements and favorable tax rate
Productivity gains offset sales declines
Company reaffirms outlook for fiscal 2010
COLUMBUS, Ohio – Aug. 11, 2009 – Bob Evans Farms, Inc. (NASDAQ: BOBE) today announced financial results for the 2010 first fiscal quarter ended Friday, July 24, 2009.
First-quarter commentary
Chairman and Chief Executive Officer Steve Davis said effective cost management enabled the Company to meet its first-quarter operating income goals, despite significant top-line challenges. “The restaurant segment continues to improve its profitability due to lower cost of sales and well-controlled labor costs, even with negative sales relative to the prior year,” Davis said. “This improvement more than offset the food products segment’s operating income decline, which was due primarily to a 51 percent year-over-year increase in sow costs.
“Our same-store sales were below our expectations in a quarter where both restaurant concepts faced their toughest comps of the year,” Davis said. “However, third-party research from NPD Group and Knapp-Track indicates both restaurant concepts trended better than their respective peer groups in June and July.
“The food products segment faced similar top-line challenges, overlapping 13 percent comparable pounds-sold growth in the prior year, in a quarter where we reduced our promotional discounts offered to retailers in an effort to maintain margins.
“Despite these top-line challenges, our strong cost-management efforts in the first quarter have given us the confidence to reaffirm our operating income outlook for the 2010 fiscal year.”
First-quarter consolidated results
The Company reported operating income of $25.1 million in the first quarter of fiscal 2010, a 6.9 percent increase compared to $23.5 million in the first quarter of fiscal 2009. This improvement is due primarily to significantly lower food and operating expenses in the restaurant segment, as well as lower SG&A in the food products segment. The Company’s first-quarter fiscal 2009 reported results included expenses of $0.7 million for a legal settlement.

The Company reported net income of $16.1 million in the first quarter of fiscal 2010, a 16.7 percent increase compared to $13.8 million in the first quarter of fiscal 2009. The net income improvement is due to the factors cited for the operating income comparison, as well as a 500 basis-point year-over-year improvement in the Company’s first-quarter effective tax rate.
Below is a line-by-line summary of the Company’s consolidated fiscal 2010 first-quarter income statement.
•	Net sales – Net sales were $429.5 million in the first quarter of fiscal 2010, a 2.5 percent decrease compared to $440.3 million in the first quarter of fiscal 2009. This decrease is the result of same-store sales declines at Bob Evans Restaurants and Mimi’s Café, as well as sales declines in the food products segment.

•	Cost of sales – Cost of sales was $125.5 million, or 29.2 percent of net sales, in the first quarter of fiscal 2010, compared to $130.4 million, or 29.6 percent of net sales in the first quarter of fiscal 2009. The lower cost of sales is primarily the result of lower commodities costs, positive mix shifts and effective supply chain management in the restaurant segment, partially offset by a 51 percent year-over-year increase in sow costs in the food products segment, which averaged $43.00 per hundredweight compared to $29.00 a year ago. The higher cost of sales in the food products segment reduced operating income by approximately $2.2 million, or 320 basis points, compared to a year ago.

•	Operating wages – Operating wages were $150.1 million, or 34.9 percent of net sales, in the first quarter of fiscal 2010, compared to $152.7 million, or 34.7 percent of net sales, in the first quarter of fiscal 2009. This increase as a percentage of sales is the result of minimum wage increases and negative leverage due to same-store sales declines at both restaurant concepts, partly offset by a reduction in labor hours in the restaurant segment.

•	Other operating expenses – Other operating expenses were $69.5 million, or 16.2 percent of net sales, in the first quarter of fiscal 2010, compared to $73.6 million, or 16.7 percent of net sales, in the first quarter of fiscal 2009. This improvement is due to lower utility, pre-opening and advertising expenses in the restaurant segment.

•	SG&A – Selling, general and administrative expenses were $38.4 million, or 8.9 percent of net sales in the first quarter of fiscal 2010, compared to $40.2 million, or 9.1 percent of net sales, in the first quarter of fiscal 2009. This improvement is due to the benefit of converting the food products segment from a direct-store-delivery (or DSD) distribution system to a warehouse system in response to retailer needs, as well as the favorable variance from the $0.7 million in expenses for a legal settlement in last year’s first quarter, which offset deleverage from declining sales.

•	Net interest expense – The Company’s net interest expense was $2.7 million in the first quarter of fiscal 2010 compared to $2.9 million in the first quarter of fiscal 2009.

•	Income taxes – The Company’s effective tax rate for the first quarter of fiscal 2010 was 28.1 percent. This compares to an effective tax rate of 33.1 percent in the first quarter of fiscal 2009. The lower effective tax rate is the result of more favorable settlements with state income tax agencies than anticipated.

•	Diluted weighted-average shares outstanding – The Company’s diluted weighted-average share count was 30.9 million in both the first quarter of fiscal 2010 and in the first quarter of fiscal 2009. The Company did not repurchase shares in the first quarter.
First-quarter restaurant segment summary
The restaurant segment reported operating income of $20.4 million, or 5.7 percent of net sales, in the first quarter of fiscal 2010, compared to $17.6 million, or 4.8 percent of net sales, in the first quarter of fiscal 2009. This improvement is due primarily to significantly lower cost of sales, resulting from more favorable commodities costs, effective supply chain management and mix shifts to higher-margin products, as well as lower operating expenses. Below is a summary of the restaurant segment’s first-quarter 2010 income statement:
Net sales – The restaurant segment’s net sales decreased 2.3 percent compared to a year ago, from $368.1 million in the first quarter of fiscal 2009 to $359.8 million in the first quarter of fiscal 2010. Same-store sales at Bob Evans Restaurants were down 3.0 percent in the first quarter of fiscal 2010, with average menu prices up 2.4 percent. At Mimi’s Café, same-store sales decreased 6.4 percent for the first quarter of fiscal 2010, with average menu prices up 2.3 percent. See the table below for month-by-month same-store sales results by restaurant concept. In the first quarter of fiscal 2010, the Company closed one Bob Evans restaurant and did not open any new restaurants.
Cost of sales – The restaurant segment’s cost of sales decreased 100 basis points from 25.5 percent of net sales in the first quarter of fiscal 2009 to 24.5 percent in the first quarter of fiscal 2010. This improvement is due to lower commodities costs, effective supply chain management and mix shifts to higher-margin products.
Operating wages – The restaurant segment’s cost of labor increased 20 basis points from 39.1 percent of net sales in the first quarter of fiscal 2009 to 39.3 percent in the first quarter of fiscal 2010 due to deleverage from negative same-store sales and minimum wage increases, partly offset by reductions in labor hours at both restaurant concepts. In the first quarter of fiscal 2010, the Company reduced total year-over-year labor more than 858,000 hours, while achieving a higher year-over-year guest loyalty index and lowering guest complaints at both restaurant concepts. The labor-hour reduction included approximately 561,000 total hours at Bob Evans Restaurants and approximately 297,000 total hours at Mimi’s Café.

Other operating expenses – The restaurant segment’s other operating expenses decreased 70 basis points, from 18.9 percent of net sales in the first quarter of fiscal 2009 to 18.2 percent in the first quarter of fiscal 2010. This improvement is due to lower utility, pre-opening and advertising expenses.
SG&A – The restaurant segment’s selling, general and administrative expenses increased 30 basis points, from 6.8 percent of net sales in the first quarter of fiscal 2009 to 7.1 percent in the first quarter of fiscal 2010. This increase is due primarily to deleverage from sales declines, which more than offset the favorable variance from the previously mentioned $0.7 million in expenses for a legal settlement in the first quarter of fiscal 2009.
The table below contains the first-quarter fiscal 2010 same-store sales results for Bob Evans Restaurants and Mimi’s Café.

SAME-STORE SALES	SSS Restaurants	May	June	July	1Q FY 2010	FY 2010
Bob Evans	560	-2.8%	-2.5%	-3.7%	-3.0%	-3.0%
Mimi’s Café	115	-6.9%	-5.0%	-7.2%	-6.4%	-6.4%
COMBINED	675	-3.9%	-3.1%	-4.6%	-3.9%	-3.9%
First-quarter food products segment summary
Reported operating income for the food products segment was $4.8 million in the first quarter of fiscal 2010, or 6.8 percent of net sales, compared to $6.0 million, or 8.3 percent of net sales, in the first quarter of fiscal 2009. The operating income decline is due primarily to a 51 percent year-over-year increase in sow costs, which averaged $43.00 per hundredweight compared to $29.00 a year ago. This translated to a $2.2 million increase in cost of sales for the food products segment, if cost of sales as a percentage of net sales had been the same as a year ago.
Below is a line-by-line summary of the food products segment’s first-quarter fiscal 2010 income statement:
Net sales – The food products segment’s net sales were $69.7 million in the first quarter of fiscal 2010, down 3.4 percent compared to $72.1 million in the first quarter of fiscal 2009. Pounds sold of comparable products decreased 3 percent in the first quarter of fiscal 2010 compared to the first quarter of fiscal 2009, due primarily to a reduction in promotional allowances offered to retailers.
Cost of sales – The food products segment’s cost of sales increased 320 basis points, from 50.6 percent of net sales in the first quarter of fiscal 2009 to 53.8 percent in the first quarter of fiscal 2010 due to the previously mentioned increase in sow costs, partly offset by improvements in boneless meat yields.

Operating wages – The food products segment’s cost of labor increased 30 basis points, from 12.2 percent of net sales in the first quarter of fiscal 2009 to 12.5 percent in the first quarter of fiscal 2010 due to deleverage from the decline in sales.
Other operating expenses – The food products segment’s other operating expenses decreased 10 basis points, from 5.4 percent of net sales in the first quarter of fiscal 2009 to 5.3 percent in the first quarter of fiscal 2010. This improvement is primarily due to increased plant efficiencies.
SG&A – The food products segment’s selling, general and administrative expenses decreased 230 basis points, from 20.8 percent of net sales in the first quarter of fiscal 2009 to 18.5 percent in the first quarter of fiscal 2010. The decrease reflected the benefit of converting the food products segment from a direct-store-delivery (or DSD) distribution system to a warehouse system in response to retailer needs, which more than offset deleverage from declining sales.
Fiscal year 2010 outlook
The Company reaffirmed its estimate for reported fiscal 2010 operating income of approximately $110 million to $115 million. The outlook for fiscal 2010 includes the impact of a 53rd week, which the Company estimates will contribute an incremental $31 million in net sales and $5 million in operating income. This outlook also relies on a number of important assumptions, including same-store sales estimates and the risk factors discussed in the Company’s securities filings.
Particular assumptions include the following:
•	Net sales – Consolidated year-over-year flat net sales. This includes:
o	Bob Evans Restaurants – Flat net sales, with same-store sales in the negative 2.0 to 2.5 percent range. The Company does not expect to develop any new Bob Evans restaurants, but plans to rebuild two and re-image 15 existing restaurants in fiscal 2010.

o	Mimi’s Café – Flat net sales, with same-store sales in the negative 4.0 to 6.0 percent range. The Company expects to open two new Mimi’s Cafes and plans to re-image 15 existing Mimi’s in fiscal 2010.

o	Food products – Overall sales growth of approximately 1 to 2 percent.
•	Restaurant operating margins – The Company expects restaurant operating margins of approximately 6.5 to 7.5 percent. Included in this estimate are the following assumptions:
o	Cost of sales – Continued improvements due to easing commodity prices, positive mix shifts and effective supply chain management.

o	Operating wages – Continued pressure from minimum wage increases, partly offset by continued labor efficiencies.
•	Food products operating margins – The Company expects food products operating margins of approximately 4.5 to 5.5 percent. Included in this estimate are average sow costs of approximately $45 to $50 per hundredweight.

•	Depreciation and amortization – Approximately $85 million for the 2010 fiscal year, compared to $81.9 million in fiscal 2009.

•	Net interest expense of approximately $12 million to $13 million for the 2010 fiscal year.

•	An effective tax rate of approximately 33 percent for fiscal 2010.

•	A diluted weighted-average share count of approximately 31 million for the 2010 fiscal year, compared to 30.7 million in fiscal 2009.

•	Capital expenditures of about $60 to $65 million for the 2010 fiscal year.
The Company continues to expect substantively lower future capital expenditures for restaurant development in fiscal 2010 at both Bob Evans Restaurants and Mimi’s Café. Specifically, the Company expects to build no new Bob Evans Restaurants and two Mimi’s Cafés in fiscal 2010. The Company also reiterated that it has suspended its share repurchase program until at least the third quarter of fiscal 2010.
Company to host conference call
The Company will hold its first-quarter conference call at 10 a.m. (ET) on Wednesday, Aug. 12, 2009. The dial-in number is (800) 690-3108, access code 23687355. To access the simultaneous webcast, go to www.bobevans.com/ir. The conference call replay will be available for 48 hours, beginning two hours after the call on Aug. 12, at (800) 642-1687, access code: 23687355. The archived webcast will also be available on the Web site.
About Bob Evans Farms, Inc.
Bob Evans Farms, Inc. owns and operates full-service restaurants under the Bob Evans and Mimi’s Café brand names. At the end of the first fiscal quarter (July 24, 2009), Bob Evans owned and operated 569 family restaurants in 18 states, primarily in the Midwest, mid-Atlantic and Southeast regions of the United States, while Mimi’s Café owned and operated 144 casual restaurants located in 24 states, primarily in California and other western states. Bob Evans Farms, Inc. is also a leading producer and distributor of pork sausage and a variety of complementary homestyle convenience food items under the Bob Evans and Owens brand names. For more information about Bob Evans Farms, Inc., visit the company’s Web site at www.bobevans.com.
SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Certain statements in this news release that are not historical facts are forward-looking statements. Forward-looking statements involve various important assumptions, risks and uncertainties. Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events. We discuss these factors and events, along with certain other risks, uncertainties and assumptions, under the heading “Risk Factors” in Item 1A of our Annual Report on Form 10-K for the fiscal year ended April 24, 2009 and in our other filings with the Securities and Exchange Commission. We note these factors for investors as contemplated by the Private Securities Litigation Reform Act of 1995. Predicting or identifying all such risk factors is impossible. Consequently, investors should not consider any such list to be a complete set of all potential risks and uncertainties. Forward-looking statements speak only as of the date on which they are made, and we undertake no obligation to update any forward-looking statement to reflect circumstances or events that occur after the date on which the statement is made to reflect unanticipated events. All subsequent written and oral forward-looking statements attributable to us or any person acting on behalf of the company are qualified by the cautionary statements in this section.
Contacts:
Donald J. Radkoski
Chief Financial Officer
(614) 492-4901
David D. Poplar
Vice President of Investor Relations
(614) 492-4954

Consolidated Financial Results (unaudited)
(Thousands, except per share data)

	Three Months Ended
	July 24, 2009	July 25, 2008
Net Sales
Restaurant Segment	$359,815	$368,143
Food Products Segment	69,665	72,144

Total	$429,480	$440,287

Operating Income
Restaurant Segment	$20,388	$17,560
Food Products Segment	4,751	5,960

Total	$25,139	$23,520

Net Interest Expense	$2,740	$2,885

Income Before Income Taxes	$22,399	$20,635

Provisions for Income Taxes	$6,284	$6,826

Net Income	$16,115	$13,809

Earnings Per Share
Basic	$0.52	$0.45
Diluted	$0.52	$0.45

Average Shares Outstanding
Basic	30,841	30,729
Diluted	30,942	30,902